Exhibit 21.1

Horizon Global Corporation Significant (1)Subsidiary List

Horizon Global Americas Inc. (Delaware corporation)
Westfalia – Automotive GmbH (Germany)
Certain companies may also use trade names or other assumed names in the conduct of their business.

(1) As defined in Rule 1-02(w) of Regulation S-X, and other more significant operating companies as determined by management